Exhibit (d)(xx)

INVESTMENT ADVISORY AGREEMENT

This INVESTMENT ADVISORY AGREEMENT (the “Agreement”) is made as of April 8, 2026, by and between Calamos Advisors LLC (the “Advisor”) and each entity identified as a “Subsidiary” on Schedule A attached hereto (each, a “Subsidiary” and, collectively, the “Subsidiaries”), each an exempt company organized under the Companies Act of the Cayman Islands and a wholly-owned subsidiary of the series of Calamos ETF Trust (the “Trust” and each such series, a “Fund”) indicated on Schedule A.

WHEREAS, the Trust is an open-end, management investment company registered as such with the Securities and Exchange Commission (the “Commission”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, each Fund is a series of the Trust, and each Subsidiary is a wholly-owned subsidiary of a Fund, as indicated on Schedule A;

WHEREAS, the purpose of each Subsidiary is to facilitate the implementation of the applicable Fund’s investment strategies;

WHEREAS, the Advisor is registered as an investment advisor under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and serves as investment advisor for each Fund pursuant to that certain Investment Advisory Agreement, dated as of September 1, 2023, by and between the Trust, on behalf of each Fund, and the Advisor;

WHEREAS, each Subsidiary desires to retain the Advisor to serve as investment advisor for such Subsidiary and the Advisor is willing to do so;

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed by and between the parties, as follows:

1.	General Provision.

Each Subsidiary hereby employs the Advisor, and the Advisor hereby undertakes to act as the investment advisor for each Subsidiary and to perform such other duties and functions as are hereinafter set forth. The Advisor shall, in all matters, give to each Subsidiary and its Board of Directors (the “Board” and each director of a Subsidiary, a “Director” and collectively, the “Directors”) the benefit of its judgment, effort, advice and recommendations and shall, at all times conform to, and use its best efforts to enable each Subsidiary to conform to: (a) the provisions of the 1940 Act and any rules or regulations thereunder as may be applicable to the operation of a Subsidiary; (b) any other applicable provisions of state, federal or foreign law, including the U.S. Internal Revenue Code of 1986, as amended and the regulations thereunder, the U.S. Commodity Exchange Act of 1936, as amended, and the Companies Act of the Cayman Islands; (c) the provisions of each Subsidiary’s Memorandum of Association and Articles of Association, as each may be amended from time to time (the “Governing Instruments”); (d) policies and determinations of the Board; (e) the applicable Fund’s fundamental policies and investment restrictions as reflected in its registration statement under the 1940 Act or as such policies may, from time to time, be amended by the Fund's shareholders; and (f) the Fund’s prospectus and statement of additional information in effect from time to time. The appropriate officers and employees of the Advisor shall be available upon reasonable notice for consultation with any of the Directors and officers, if any, of each Subsidiary with respect to any matters dealing with the business and affairs of the Subsidiary.

2.	Investment Management.

(a)   The Advisor shall, subject to the oversight of the Board, (i) regularly provide, or arrange for and oversee the provision of, investment advice and recommendations to each Subsidiary with respect to its investments, investment policies and the purchase and sale of securities and other investments; (ii) supervise the investment program of each Subsidiary and the composition of its portfolio and determine, or oversee the determination of, what securities and other investments shall be purchased or sold by each Subsidiary; and (iii) arrange, subject to the provisions of Section 7 hereof, for the purchase of securities and other investments for each Subsidiary and the sale of securities and other investments held in the portfolio of such Subsidiary.

(b)   Provided that no Subsidiary shall be required to pay any compensation other than as provided by the terms of this Agreement and subject to the provisions of paragraph (c) of Section 7 hereof, the Advisor may obtain investment information, research or assistance from any other person, firm or corporation to supplement, update or otherwise improve its investment management services.

(c)   To the extent permitted by applicable law, the Advisor may, from time to time with Board approval, appoint one or more sub-advisors, including without limitation affiliates of the Advisor, to perform investment advisory services with respect to a Subsidiary (including, without limitation, those set forth in paragraph (a) of this Section 2), and may, in its sole discretion, terminate any or all such sub-advisors at any time to the extent permitted by applicable law.

(d)   The Advisor shall have the authority to (i) enter into, on behalf of each Subsidiary and as its advisor and/or agent in fact, (A) any agreement, and any supporting documentation, with any futures commission merchant registered with the U.S. Commodity Futures Trading Commission to provide execution and clearing services for exchange-traded commodity futures contracts, options on futures contracts and cleared swaps for the Subsidiary and (B) futures (including security futures) contracts, forward foreign currency exchange contracts, options on securities (listed and over-the-counter) including securities issued by exchange-traded products, options on indices (listed and over the-counter), options on foreign currency and other foreign currency transactions, swap transactions (cleared or un-cleared) (including, without limitation, interest rate, credit default, total return (further including unfunded total return), and related types of swap and notional rate agreements), options on swap transactions, forward rate agreements, TBA transactions and other transactions involving the forward purchase or sale of securities, repurchase and reverse repurchase transactions, buy/sell back transactions and other similar types of investment contracts or transactions, and any agreements, instruments or documentation governing any of the foregoing (including, without limitation, brokerage agreements, execution agreements, ISDA master agreements, adherence to ISDA protocols, master securities forward transactions agreements, master repurchase agreements, master settlement agreements, master securities lending agreements, security or collateral agreements, control agreements and any other agreements, instruments or documents similar or incidental to the foregoing that currently are, or in the future become, customary or necessary with respect to the documentation of any of the foregoing, and any schedules and annexes to the aforementioned agreements, instruments and documents, and any releases, consents, waivers, amendments, elections or confirmations to any of the aforementioned agreements, instruments and documents (collectively, “Investment Instruments”)), (ii) pledge and deliver cash, securities, commodities or other assets of each Subsidiary as collateral security in connection with any Investment Instrument, and (iii) otherwise act on behalf of each Subsidiary in connection with the exercise of any rights or the satisfaction of any obligations and liabilities of a Subsidiary under any Investment Instruments or other agreement or documentation.

(e)   Provided that nothing herein shall be deemed to protect the Advisor from its willful misfeasance, lack of good faith or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties under the Agreement, the Advisor, each of its affiliates and all respective partners, members, directors, officers, trustees and employees and each person, if any, who within the meaning of Section 15 of the Securities Act of 1933, as amended, controls, is controlled by or is under common control with the Advisor (“Control Persons”) shall not be liable for any error of judgment or mistake of law and shall not be subject to any expenses or liability to any Subsidiary, the Trust or any Fund’s shareholders, in connection with the matters to which this Agreement relates.

(f)    Nothing in this Agreement shall prevent the Advisor or any officer thereof from acting as investment advisor for any other person, firm or corporation and shall not in any way limit or restrict the Advisor or any of its directors, officers or employees from buying, selling or trading any securities or other instruments for its own account or for the account of others for whom it or they may be acting, provided that such activities will not adversely affect or otherwise impair the performance by the Advisor of its duties and obligations under this Agreement and under the Advisers Act.

3.	Other Duties of the Advisor.

(a)   The Advisor shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary or useful to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Advisor shall be deemed to include persons employed or otherwise retained by the Advisor to furnish statistical and other factual data, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Advisor may desire.

(b)   The Advisor shall also furnish such reports, evaluations, information or analyses to each Subsidiary and the Board as the Board may request from time to time or as the Advisor may deem to be desirable. The Advisor shall make recommendations to the Board with respect to the investment policies applicable to each Subsidiary and shall carry out such policies as are adopted by the Board. The Advisor shall, subject to review by the Board, furnish such other services as the Advisor shall from time to time determine to be necessary or useful to perform its obligations under this Agreement.

(c)   Each Subsidiary will, from time to time, furnish or otherwise make available to the Advisor such financial reports and other information relating to the business and affairs of the Subsidiary as the Advisor may reasonably require in order to discharge its duties and obligations hereunder. The Advisor, as agent for each Subsidiary, shall retain all records on behalf of each Subsidiary as if the Subsidiary were registered as an investment company under the 1940 Act. All such records so maintained shall be the property of each Subsidiary and, upon request therefore, the Advisor shall surrender to the applicable Subsidiary such of the records so requested; provided that the Advisor may, at its own expense, make and retain copies of any such records.

(d)   The Advisor shall bear the cost of rendering the investment advisory and supervisory services to be performed by it under this Agreement, and shall, at its own expense, pay the compensation of the officers and employees, if any, of each Subsidiaries who are also directors, officers or employees of the Advisor.

4.	Subsidiary Expenses.

(a)   During the term of this Agreement, the Adviser shall pay all of the expenses of each Subsidiary (including the cost of transfer agency, sub-advisory, custody, fund administration, legal, audit and other services and license fees, if any) but excluding any fee payment under this Agreement, interest, taxes, brokerage commissions, acquired fund fees and expenses, foreign tax reclaim expenses, if any, and other expenses connected with the execution of portfolio transactions (such as dividend and distribution expenses from securities sold short and/or other investment related costs) and extraordinary expenses. For purposes of this Agreement, brokerage commissions paid by a Subsidiary upon the purchase or sale of a Subsidiary’s portfolio securities or other assets shall be considered a cost of the securities or assets of the Subsidiary and shall be paid by the Subsidiary.

(b)   Each Subsidiary shall reimburse the Advisor or its affiliates for any expenses of such Subsidiary as may be reasonably incurred as specifically provided for in this Agreement (including, for the avoidance of doubt, any of the above expenses incurred by the Advisor or its affiliates on the behalf of such Subsidiary) or as specifically agreed to by the Board. The Advisor shall keep and supply to the Trust reasonable records of all such expenses.

5.	Compensation of the Advisor.

For the services to be provided by the Advisor hereunder with respect to each Subsidiary, the Advisor shall not be entitled to advisory fees for so long as the Advisor, or any affiliated person of the Advisor, serves as investment adviser to the applicable Fund and receives a fee for such services based on the consolidated assets of such Fund and Subsidiary.

6.	Use of Name.

Each Subsidiary agrees and consents that: (i) the name “Calamos” is proprietary to Calamos Advisors LLC (or one or more of its affiliates); (ii) it will only use the name “Calamos” as a component of its name and for no other purpose; (iii) it will not purport to grant to any third party the right to use the name for any other purpose; (iv) Calamos Advisors LLC, or one or more of its affiliates may use or grant to others the right to use the name “Calamos” as all or a portion of a corporate or business name or for any commercial purpose, including, without limitation, a grant of such right to any investment company or pooled vehicle; (v) upon termination of this Agreement, each Subsidiary shall promptly take whatever action may be necessary to change its name and discontinue any further use of the name “Calamos” in the name of the Trust, a Fund or otherwise.

7.	Portfolio Transactions and Brokerage.

(a)   The Advisor is authorized, subject to the supervision and oversight of the Board, to establish and maintain accounts on behalf of each Subsidiary with, and place orders for the purchase and sale of each Subsidiary’s portfolio securities or other investments with or through, such persons, brokers or dealers, futures commission merchants or other counterparties (“brokers”) as the Advisor may elect and negotiate commissions to be paid on such transactions; provided, however, that a broker affiliated with the Advisor shall be used only in transactions permissible under applicable laws, rules and regulations, including without limitation the 1940 Act and the Advisers Act and the rules and regulations promulgated thereunder, as well as permitted by the policies adopted by the Subsidiary. The Advisor, upon reasonable request of the Board, shall promptly provide the Board with copies of all agreements regarding brokerage arrangements related to a Subsidiary.

(b)   The Advisor shall enter into transactions and place orders for the purchase and sale of portfolio investments for each Subsidiary’s account with brokers, dealers and/or other counterparties selected by the Advisor. In the selection of such brokers, dealers and/or other counterparties and the entering into of such transactions and placing of such orders, the Advisor shall seek to obtain for each Subsidiary the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services, as provided below. In using its reasonable efforts to obtain for each Subsidiary the most favorable price and execution available, the Advisor, bearing in mind the best interests of each Subsidiary at all times, shall consider all factors it deems relevant, including without limitation price, the size of the transaction, the breadth and nature of the market for the security, the difficulty of the execution, the amount of the commission, if any, the timing of the transaction, market prices and trends, the reputation, experience and financial stability of the broker, dealer or counterparty involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Board may determine, or as may be mutually agreed to by the Advisor and the Board, the Advisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Subsidiary to pay a broker or dealer that provides brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and any Commission guidance issued thereunder) to the Advisor an amount of commission for effecting an investment transaction in each Subsidiary that is in excess of the amount of commission or spread that another broker or dealer would have charged for effecting that transaction if, but only if, the Advisor determines in good faith that such commission or spread was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of either that particular transaction or the overall responsibility of the Advisor with respect to the accounts for which it exercises investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act). It is recognized that the services provided by such brokers and dealers may be useful to the Advisor in connection with the Advisor’s services to other clients. The Advisor is responsible for obtaining a completed Form W-9 from any broker it selects to place orders for each Subsidiary, and responsible for providing such to each Subsidiary.

(c)   On occasions when the Advisor deems the purchase or sale of an investment to be in the best interests of a Subsidiary as well as other clients of the Advisor, the Advisor, to the extent permitted by applicable laws and regulations (including, without limitation, any applicable exemptive orders or Commission guidance) and subject to the Advisor’s trade allocation procedures, may, but shall be under no obligation to, aggregate the investments to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions or spreads and efficient execution. In such event, allocation of investments so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Advisor in accordance with the approved procedures.

(d)   The Advisor shall render reports to the Board as requested regarding commissions generated as a result of trades executed by the Advisor for a Subsidiary, as well as information regarding third-party services, if any, received by the Advisor as a result of trading activity relating to a Subsidiary with brokers and dealers.

8.	Duration.

This Agreement will take effect on the date first set forth above. Unless earlier terminated pursuant to Section 9 hereof, this Agreement shall remain in effect until two years from the date hereof, and thereafter will continue in effect from year to year, so long as such continuance shall be approved at least annually by the Board of Trustees of the Trust, including, without limitation, the vote of the majority of the members of such Board of Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person (or via telephonic meeting as may be permitted by applicable law, rule or regulation) at a meeting called for the purpose of voting on such approval, or by the holders of a “majority” (as defined in the 1940 Act) of the outstanding voting securities of a Subsidiary and by such a vote of the Board.

9.	Termination.

This Agreement may be terminated as to a Subsidiary: (a) by the Advisor at any time without penalty upon giving at least sixty (60) days’ written notice (which notice may be waived with respect to a Subsidiary); (b) by a Subsidiary at any time without penalty upon at least sixty (60) days’ written notice to the Advisor (which notice may be waived by the Advisor); or (c) by a Subsidiary upon delivery of written notice from the Subsidiary to the Advisor in the event of a material breach of any provision of this Agreement by the Advisor, provided that, to the extent such material breach is capable of being cured, the Subsidiary shall have first provided the Advisor written notice of the material breach and the Advisor shall have failed to cure such breach to the reasonable satisfaction of the Subsidiary within ten (10) days after the delivery of such notice; provided that termination by a Subsidiary under (b) or (c) above shall be directed or approved by the vote of a majority of all of the Directors then in office or by the vote of the holders of a “majority” (as defined in the 1940 Act) of the outstanding voting securities of such Subsidiary.

10.	Assignment or Amendment.

This Agreement will terminate automatically, without the payment of any penalty, in the event of its assignment. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought.

11.	Disclaimer of Shareholder Liability.

The Advisor understands that the obligations of each Subsidiary under this Agreement are not binding upon any Director or shareholder of a Subsidiary personally, but bind only each Subsidiary and its property. The Advisor represents that it has notice of the provisions of the Governing Instruments of each Trust disclaiming shareholder liability for acts or obligations of each Subsidiary.

12.	Definitions.

The terms and provisions of this Agreement shall be interpreted and defined in a manner consistent with the provisions and definitions of the 1940 Act.

13.	Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken altogether shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

14.	Governing Law, Jurisdiction, etc.

This Agreement shall be governed by and construed in accordance with substantive laws of the State of Delaware without reference to choice of law principles thereof. The state and federal courts sitting within the State of Delaware shall be the sole and exclusive forums for any action or proceeding hereunder and the parties hereto consent to the jurisdiction thereof. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.	Severability.

If any provision of this Agreement shall be held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.

16.	Entire Agreement.

This Agreement contains the entire understanding and agreement of the parties with respect to the subject matter hereof. Each party shall perform such further actions and execute such further documents as are necessary to effectuate the purpose of this Agreement.

17.	Survival.

The provisions of Sections 5, 6, 11, 12, 14 and 17 shall survive termination of this Agreement.

[Signature Pages Follow]

EACH SUBSIDIARY SET FORTH ON
SCHEDULE A ATTACHED HERETO

By:	/s/ Erik D. Ojala
Name:	Erik D. Ojala
Title:	Director

CALAMOS ADVISORS LLC

By:	/s/ Thomas E. Herman
Name:	Thomas E. Herman
Title:	Chief Financial Officer

ACKNOWLEDGED AND AGREED TO:

CALAMOS ETF TRUST, ON BEHALF OF
EACH FUND SET FORTH ON SCHEDULE A
ATTACHED HERETO

By:	/s/ Erik D. Ojala
Name:	Erik D. Ojala
Title:	Vice President and Secretary

SCHEDULE A

Fund	Subsidiary
Calamos Autocallable Growth ETF	Calamos Autocallable Growth ETF – Sub 1

10